UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2012

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive Redwood City, CA 94063		94063
(Address of Principal Executive Offices)		(Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 3, 2012, Codexis, Inc. (the “Company”) entered into an Agreement (the “New Shell Agreement”) with Equilon Enterprises LLC dba Shell Oil Products US (“Shell US”). The New Shell Agreement, among other things, (i) amends the Amended and Restated License Agreement, effective November 1, 2006, as amended March 4, 2009, by and between Shell US and the Company (the “Shell License Agreement”) and (ii) amends the Amended and Restated Collaboration Agreement, effective November 1, 2006, as amended March 4, 2009, February 23, 2010 and July 10, 2012, by and between Shell US and the Company (the “Shell Research Agreement”).

Under the New Shell Agreement, Shell US provides the Company with royalty-bearing, non-exclusive rights and licenses to develop, manufacture, use and sell biocatalysts and microbes in the field of converting cellulosic biomass into fermentable sugars on a worldwide basis, except for Brazil, where such sugars are converted into liquid fuels, fuel additives or lubricants (the “Field of Use”). Raízen Energia Participações S.A. (“Raízen”) holds the exclusive rights to use the Company’s biocatalysts and microbes for converting cellulosic biomass into fermentable sugars in Brazil, where such sugars are converted into liquid fuels, fuel additives or lubricants. Following the date on which the Company, its affiliates and/or its customers produce sugars using biocatalysts in the Field of Use sufficient to produce 30,000,000 gallons of liquid fuel, the Company will be required to pay Shell US a royalty on the Company’s sales to third parties of biocatalysts and microbes in the Field of Use, equal to a low single-digit percentage of net sales and the Company will also be required to pay Shell US a royalty on the use by the Company or its affiliates of catalysts in the Field of Use, equal to a low single-digit percentage of the Company’s historical net sales of such biocatalysts or microbes or such amounts as are otherwise agreed by the parties. Shell US is also entitled to discounted pricing under the New Shell Agreement for biocatalysts purchased from the Company by Shell US for use in the Field of Use, but the Company is under no obligation to sell such biocatalysts to Shell US.

Shell US has also agreed not to sell any biocatalysts arising out of its collaboration with the Company to any third parties in the Field of Use, provided that such biocatalysts constitute improvements to any and all biocatalysts that are derived from technology developed under the Company’s separate collaboration with Shell US, Shell Chemicals Canada Limited (together with Shell US, “Shell”) and Iogen Energy Corporation (“Iogen”), and such improvements are made outside of that separate collaboration. Such restriction will not apply (i) to organizations for contract manufacture with respect to the manufacture of biocatalysts solely for use by Shell US or (ii) to Shell US or its affiliates or sublicensees with respect to activities in Brazil. The New Shell Agreement also provides a grant by the Company to Shell US of a non-exclusive, royalty-free license to manufacture, use and import, solely for the use of Shell US and its affiliates, (i) enzymes developed by the Company during the ten year period following August 31, 2012 outside of the Shell Research Agreement for use in the Field of Use and (ii) improvements to any microbe developed by the Company during the ten year period following August 31, 2012 outside of the Shell Research Agreement that is derivative of an identified microbe for use in the Field of Use. Shell US remains subject to existing royalty obligations to the Company for future sales of products covered by the intellectual property and technology that remain exclusively licensed to Shell US under the License Agreement, on the terms and subject to the conditions contained in the License Agreement.

The New Shell Agreement also terminates the Shell Research Agreement effective as of August 31, 2012, except for certain provisions of the Shell Research Agreement which will survive such termination, including provisions regarding intellectual property rights, patent prosecution and maintenance, confidentiality and indemnification. The New Shell Agreement requires Shell US to pay the Company $7,543,333 as full, complete and final satisfaction of amounts that Shell US may owe to the Company under the Shell Research Agreement with respect to (i) full-time employee equivalents (“FTEs”) assigned by the Company to perform the Company’s obligations under the Shell Research Agreement and (ii) milestones achieved or achievable by the Company under the Shell Research Agreement. Beginning September 1, 2012, the Company will have no further obligations to Shell US under the Shell Research Agreement to provide any FTEs to perform work under or after the collaboration and Shell US will correspondingly have no future obligations to the Company under the Shell Research Agreement to provide funding for FTEs to perform work under or after the collaboration.

The Company will nevertheless remain eligible to receive a one-time $3 million milestone payment under the Shell Research Agreement upon the first sale by Shell US of a product in the field of converting cellulosic biomass into fermentable sugars in Brazil, or in the fields of converting fermentable sugars derived from biomass into liquid fuel or liquid fuel additives or into lubricants. Additionally, with respect to each invention relating to technology or materials regarding novel liquid fuel compounds, liquid fuel additives or lubricants, Shell US will continue to be required to work exclusively with the Company, for a period of three years after the first non-provisional patent application filing for such invention, to identify biological methods of synthesis of the compound(s) that are claimed, or whose use as a liquid fuel compound, additive or lubricant, is claimed, in such patent filing.

Under the Shell Research Agreement, which would have otherwise expired on November 1, 2012 had it not been earlier terminated by the New Shell Agreement, the Company had agreed to use its proprietary technology platform to discover and develop enzymes and microorganisms for use in converting cellulosic biomass into biofuels and related products. Prior to the New Shell Agreement, Shell US had an obligation under the Research Agreement to fund the Company at specified rates for each FTE, which as of 2012 were equal to $460,000 on an annual basis for each FTE in the United States and $399,000 on an annual basis for each FTE in Hungary. As of August 31, 2012, the number of FTEs assigned by the Company to perform the Company’s obligations under the Research Agreement was 116. For the year ended December 31, 2011 and for the six months ended June 30, 2012, Shell US accounted for 51% and 52%, respectively, of the Company’s total revenues.

The New Shell Agreement has a term that commences August 31, 2012 and continues until the later of August 31, 2032 or the date of the last to expire of patent rights included in the Shell and Codexis collaboration that claim a biocatalyst or a microbe for use in the Field of Use. The New Shell Agreement may be assigned by the Company to a third party who is the successor to all or substantially all of its business or assets relating to the New Shell Agreement. However, as a condition of maintaining the license grant provided to the Company by Shell in the New Shell Agreement, any such assignee is required by the New Shell Agreement to make certain payments to Shell or to commit to Shell to undertake a certain level of effort to further develop the microbes or biocatalysts developed by the Company for use in the Field of Use. Any such assignee will not be required to make any payments or commitments to Shell US if the Company or any third party continues to fund the development of the microbes or biocatalysts for use in the Field of Use at specified levels prior to the assignment.

The Company remains party to a separate Collaborative Research and License Agreement, effective as of July 10, 2009, by and among the Company, Shell and Iogen, pursuant to which the Company agreed to collaborate with Iogen and Shell to develop technology relating to the conversion of cellulosic biomass to ethanol for a research term that has since been terminated. The Company had a collaboration with Raízen to improve Raízen’s first generation process for manufacturing ethanol from sugarcane. Raízen is a joint venture between Shell US and Cosan S.A. Indústria e Comércio. Raízen is the largest owner of the Company’s common stock and currently has a representative on the Company’s Board of Directors (the “Board”). See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 5, 2012, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 9, 2012, and the Company’s Current Reports on Form 8-K filed on June 7, 2012 and July 16, 2012 for additional information regarding the Company’s agreements and collaborations with Shell and Raízen.

The foregoing is only a summary of the material terms of the New Shell Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the New Shell Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2012.

The information set forth under “Item 3.03 Material Modification to Rights of Security Holders” of this Current Report on Form 8-K with respect to the entry into a Rights Agreement is incorporated into this Item 1.01 by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K with respect to the termination of the Shell Research Agreement is incorporated into this Item 1.02 by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On August 28, 2012, the Board committed to implementing a workforce reduction that includes the termination of the employment of approximately 133 employees. The Company began notifying affected employees on or around August 31, 2012. The Company is undertaking the workforce reduction to conserve cash for its ongoing and future programs following the termination of the Shell Research Agreement and the corresponding loss of ongoing funding for FTEs under the Shell Research Agreement. The Company expects that the workforce reduction will be completed by October 30, 2012. All affected employees will receive advance notice of their employment loss in accordance with applicable law.

The Company estimates that it will incur total charges of up to $3.6 million in the second half of 2012 with respect to the workforce reduction, including $2.9 million in continuation of salary and benefits of certain employees until their work is completed and their positions are eliminated and $0.7 million of one-time termination and miscellaneous costs, all of which will result in future cash expenditures.

This Item 2.05 contains forward-looking statements relating to the completion date of the workforce reduction, the Company’s ability to conserve cash for its ongoing and future programs, the nature and amounts of charges to be incurred in connection with the workforce reduction and the amount of such charges that will result in future cash expenditures. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results include the possibility that the Company may need more cash and/or may need to incur greater charges than anticipated for its workforce reduction; the need to undertake additional restructuring efforts as a result of the loss of ongoing funding from Shell US; the need to retain key employees of the Company; and the need for substantial additional capital in the future in order to execute the Company’s strategy. Additional factors that could materially affect actual results can be found in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012 filed with the Securities and Exchange Commission on August 9, 2012, including under the caption “Risk Factors.” The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Item 3.03.	Material Modification to Rights of Security Holders.

On September 3, 2012, the Company entered into a Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent (as amended from time to time, the “Rights Agreement”).

In connection with the Rights Agreement, a dividend was declared of one preferred stock purchase right (individually, a “Right” and collectively, the “Rights”) for each share of common stock, par value $0.0001 per share (the “Common Stock”), of the Company outstanding at the close of business on September 18, 2012 (the “Record Date”). Each Right will entitle the registered holder thereof, after the Rights become exercisable and until September 2, 2013 (or the earlier redemption, exchange or termination of the Rights), to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), of the Company at a price of $11.35 per one one-thousandth of a share of Series A Preferred (the “Purchase Price”). Until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock (an “Acquiring Person”) or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of the Common Stock (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates, or, with respect to any uncertificated Common Stock registered in book entry form, by notation in book entry, in either case together with a copy of the Summary of Rights attached as Exhibit C to the Rights Agreement.

The Rights Agreement provides that any person who beneficially owned 15% or more of the Common Stock immediately prior to the first public announcement of the adoption of the Rights Agreement, together with any affiliates and associates of that person (each an “Existing Holder”), shall not be deemed to be an “Acquiring

Person” for purposes of the Rights Agreement unless an Existing Holder becomes the beneficial owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock). However, if upon acquiring beneficial ownership of one or more additional shares of Common Stock, the Existing Holder does not beneficially own 15% or more of the Common Stock then outstanding, the Existing Holder shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement.

The Rights will be transferred only with the Common Stock until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights). As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on September 2, 2013, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated. The Rights will at no time have any voting rights.

Each share of Series A Preferred purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 or (ii) 1,000 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), provided that such holders of the Series A Preferred will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series A Preferred will have 1,000 votes and will vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of the Common Stock are exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per share of Common Stock. The Series A Preferred will not be redeemable. The Rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Preferred’s dividend and liquidation rights, the value of one one-thousandth of a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

The Purchase Price payable, and the number of one one-thousandths of a share of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (ii) upon the grant to holders of the Series A Preferred of certain rights or warrants to subscribe for or purchase Series A Preferred or convertible securities at less than the current market price of the Series A Preferred or (iii) upon the distribution to holders of the Series A Preferred of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in shares of Series A Preferred (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

In the event that a person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of the Common Stock were not changed or exchanged in such merger, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of one Right. In the event that, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of one Right.

At any time after a person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the then outstanding Common Stock, the Board may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, for shares of Common Stock at an exchange rate of one share of Common Stock per Right (subject to adjustment).

The Rights may be redeemed in whole, but not in part, at a price of $0.0001 per Right (the “Redemption Price”) by the Board at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Any of the provisions of the Rights Agreement may be amended by the Board of the Company for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Rights Agreement in any manner that does not adversely affect the interests of the holders of the Rights.

One Right will be distributed to stockholders of the Company for each share of Common Stock owned of record by them on September 18, 2012. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have attached Rights. The Company has agreed that, from and after the Distribution Date, the Company will reserve 100,000 shares of Series A Preferred initially for issuance upon exercise of the Rights.

The Rights are designed to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive or coercive tactics to gain control of the Company without paying all stockholders a control premium. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the Common Stock on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board at any time prior to the first date that a person or group has become an Acquiring Person.

The Rights Agreement specifying the terms of the Rights and the text of the press release announcing the declaration of the Rights are incorporated herein by reference as exhibits to this current report. The foregoing summary of the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective September 4, 2012, the Board appointed David O’Toole as the Company’s Senior Vice President and Chief Financial Officer. Mr. O’Toole will also be replacing Mark Ho as principal accounting officer effective as of that date.

Mr. O’Toole, age 53, joins the Company from Response Genetics, Inc., a publicly traded molecular diagnostics company, where he served as Vice President and Chief Financial Officer from May 2010 to August 2012. From May 2008 to July 2009, Mr. O’Toole served as Executive Vice President and Chief Financial Officer of Abraxis Bioscience, Inc., a publicly traded biotechnology company. Prior to that time, Mr. O’Toole spent sixteen years with the accounting firm Deloitte & Touche LLP, including twelve years as a partner. During Mr. O’Toole’s last eight years working in public accounting, his industry focus was in life sciences and biotechnology. Mr. O’Toole started his public accounting career in 1984 with Arthur Andersen & Co. where he worked for eight years. Since April 2012, Mr. O’Toole has also served as a member of the board of directors of MediciNova, Inc., a publicly traded pharmaceutical company, where Mr. O’Toole also serves as chairman of its audit committee. Mr. O’Toole received a B.S. in Accounting from the University of Arizona and is a Certified Public Accountant.

On August 31, 2012, Mr. O’Toole and the Company entered into an employment offer letter (the “Offer Letter”) in connection with his appointment as Senior Vice President and Chief Financial Officer. The Offer Letter provides Mr. O’Toole with a one-time sign-on bonus of $50,000, which will have to be repaid to the Company in full if Mr. O’Toole resigns or is terminated for cause within six months of his employment start date or repaid as to a prorated monthly amount if he resigns or is terminated for cause between six and twelve months of his employment start date. Mr. O’Toole will also receive an annual base salary of $325,000 and an annual target bonus of 40% of such base salary upon achievement of specific goals and objectives to be established by the Board, which bonus for fiscal year 2012 will be prorated based on service during 2012 as a percentage of the full year. The Company will also reimburse Mr. O’Toole up to $75,000 for reasonable expenses incurred to relocate Mr. O’Toole and his family to the San Francisco Bay Area, which will have to be repaid to the Company in full if Mr. O’Toole voluntarily ends his employment within six months of his employment start date or repaid as to a prorated monthly amount if he voluntarily ends his employment between six and twelve months of his employment start date. The Offer Letter further provides that Mr. O’Toole will be granted an inducement option award to purchase 200,000 shares of the Company’s common stock (the “Option Award”) and an inducement award of 50,000 shares of restricted stock (the “Restricted Stock Award”) on or as soon as reasonably practicable after Mr. O’Toole’s employment start date. The Option Award will have a per share exercise price equal to the per share closing price of the Company’s common stock on the date of the option grant and will vest on the first anniversary of Mr. O’Toole’s employment start date as to 25% of the shares subject thereto, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that the Option Award would be fully vested and exercisable on the fourth anniversary of Mr. O’Toole’s employment start date. The Restricted Stock Award will vest as to 25% of the shares subject thereto on each anniversary of Mr. O’Toole’s employment start date, such that the Restricted Stock Award will be fully vested on the fourth anniversary of Mr. O’Toole’s employment start date.

Also in connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. O’Toole is entering into a change of control severance agreement with the Company in the form entered into between the Company and certain of its officers, as filed as Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-164044), effective April 21, 2010, and an indemnification agreement with the Company in the form entered into between the Company and each of its officers, as filed as Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-164044), effective April 21,2010. See the Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2012 related to the Company’s 2012 Annual Meeting of Stockholders for a description of the Company’s form change of control severance agreement.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent applicable, the information set forth under “Item 3.03 Material Modification to Rights of Security Holders” of this Current Report on Form 8-K with respect to the Certification of Designation and the Series A Preferred is incorporated into this Item 5.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On September 4, 2012, the Company issued a press release announcing the New Shell Agreement, the workforce reduction, the Rights Agreement, and a separate press release announcing the appointment of Mr. O’Toole as Senior Vice President and Chief Financial Officer. Copies of these press releases are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and incorporated by reference herein.

The information furnished pursuant to this Item 7.01 of this report, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Codexis, Inc., filed with the Secretary of State of the State of Delaware on September 4, 2012.

4.1	Rights Agreement, dated as of September 3, 2012, between Codexis, Inc. and Wells Fargo Bank, N.A., which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

99.1	Press release.

99.2	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2012

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name: Douglas T. Sheehy
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Codexis, Inc., filed with the Secretary of State of the State of Delaware on September 4, 2012.

4.1	Rights Agreement, dated as of September 3, 2012, between Codexis, Inc. and Wells Fargo Bank, N.A., which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

99.1	Press release.

99.2	Press release.